Nuveen Enhanced Corporate Opportunities Fund 486BPOS

Exhibit 99.(k)(3)

Amended and Restated Amendments
to
Agency Agreement
between
Each of the Nuveen Investment Products
as Listed on Attachment II to the Agreement
and
SS&C GIDS, Inc.

This Amendment (“Amendment”) is made as of this August 12, 2026, and is effective as of June 30, 2026 (the “Amendment Effective Date”) between each of the Nuveen Investment Products listed on Attachment II to the Agreement (collectively, the “Funds”) and SS&C GIDS, Inc. (the “Transfer Agent”) to the Agency Agreement dated November 30, 2017, as amended (the “Agreement”). The parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Attachment II. The current Attachment II to the Agreement is hereby replaced and superseded with the Attachment II attached hereto, effective as of the Amendment Effective Date.

2.	The Amendments between the parties dated June 19th, 2026, and February 4th, 2025, are hereby deleted and replaced with this Amendment.

3.	All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment;

4.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officers on one or more counterparts as of the date and year first above written.

EACH OF THE NUVEEN INVESTMENT PRODUCTS LISTED ON ATTACHMENT II TO THE AGREEMENT		SS&C GIDS, INC.
By:	/s/ Tina M Lazar	By:	/s/ Bhagesh Malde
Name:	Tina M Lazar	Name:	Bhagesh Malde
Title:	Vice President	Title:	Authorized Signatory

Attachment II

List of Funds

Effective Date: June 30, 2026

1031 EXCHANGE

NUVEEN FARMLAND REIT

NUVEEN GLOBAL CITIES REIT, INC.

NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND

NUVEEN ENHANCED CLO INCOME FUND

NUVEEN ENHANCED CORPORATE OPPORTUNITIES FUND